Exhibit 99.2

Q3 2008 Earnings Call

Thursday, November 6, 2008, 2008, 5:00 PM ET

SPEAKERS:

Keith Hagen

QuadraMed Corp. - CEO

David L. Piazza

QuadraMed Corp. - EVP and CFO

Operator

Good afternoon, ladies and gentlemen, and welcome to the QuadraMed investor conference call. Today’s call is being recorded, and the webcast and replays will be available on the QuadraMed website within 24 hours. All participants will be in a listen-only mode until the question-and-answer session. Instructions on how to participate in the session will be given at the conclusion of the presentation.

Let me take a moment to reference QuadraMed’s Safe Harbor statement. The presentations made during this conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “target,” “goal,” “project,” “anticipate,” “predict,” “intend,” “plan,” “estimate,” “may,” “will,” “should” or “could” and similar expressions and their negatives are intended to identify such statements.

Forward-looking statements are not guarantees of future performance, anticipated trends and growth in businesses or other characterizations of future events or circumstances and are to be interpreted only as of the date which they are made. We undertake no obligation to update or revise any forward-looking statement. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the documents that we file with the SEC from time to time.

At this time I’d like to introduce Keith B. Hagen, QuadraMed’s President and Chief Executive Officer. Mr. Hagen, please go ahead.

Keith Hagen - QUADRAMED CORP - President, CEO

Thank you, Melody. Good afternoon, ladies and gentlemen. Thank you for joining us. With me on the call is QuadraMed’s Chief Financial Officer, Dave Piazza. Today’s results, along with the press releases that we’ve put out over the last three months all reflect a continued successful execution of our strategy and our business plan.

The QCPR product that we acquired a year ago last September continues to be a huge success. We have announced successful sales throughout the year. The value of these contracts have totaled well in excess of the $33 million that we paid for the acquisition. The sales have included existing QuadraMed clients migrating from our old clinical product and existing QCPR clients making significant additional investments in add-on QCPR modules and services.

In October, we announced our first new-name QCPR contract. This multimillion-dollar deal was an important milestone for us. The client — Winchester District Memorial Hospital in Ontario, Canada — went through a competitive procurement process that ultimately resulted in their selection of QuadraMed’s QCPR.

We have now driven successful QCPR sales in the U.S., Canada and Saudi Arabia. I believe all of these countries hold opportunity for us. In fact, I leave next week for a trip to Saudi Arabia to evaluate how we can leverage the QCPR to the prestigious Saudi Arabia National Guard Health Affairs.

Our financial and sales bookings success this year have been positively and significantly bolstered by QCPR. Over the first three quarters of the year, our revenue has increased 16.5% to $112 million. Over that same period, we have increased our income before income taxes by 12% to $7.5 million, and we are slightly ahead of our sales bookings plan.

I believe it is clear that we have had significant positive operational and financial results over the last three years. However, I am also fully aware that our share price is under significant pressure. From January 3, 2006 to November 3, 2008, our shares have dropped 23%, an amount equal to the drop in the NASDAQ composite index, I might add.

We have taken advantage of this situation by buying back nearly $7.1 million of stock over the last 12 months. The most recent transaction was a block purchase of nearly 621,000 shares at a cost of $5.50 per share. This represented approximately 7% of our outstanding common shares at that time, and at that time, a 37% discount to the average daily closing price of our stock since we listed on the NASDAQ in July.

At the end of Q3, our cash, cash equivalents and investments were $23.8 million. Even with the Q4 $3.4 million share buyback that occurred in October, we continue to be in a strong cash position and continue to have no debt.

With the strong sales that we have seen in this quarter, our sales pipeline did dip a bit from $255 million at the end of Q2 to $246 million at the end of Q3. Given the Q3 sales bookings that were removed from the pipeline, this $9 million drop is not unexpected and is not significant in our view.

As stated in the press release, we expect 2008 revenue to come in at the low end of our stated guidance. Hence we are adjusting our revenue guidance for 2008 from a range of $146 million to $152 million to our new view of $146 million to $149 million. This change is driven mostly by the actions of two large clients. This is nothing new, as our results quarter-to-quarter are always impacted by client-driven events. Our top-line revenue growth will nonetheless be in the 6% to 8% range, consistent with our three-year compounded annual growth rate.

From a profitability perspective, we are on track to achieve a minimum of $15.8 million in adjusted EBITDA. That’s a profit margin of about 11%, which is consistent with the low double-digit profit guidance we have given throughout the year. The adjustments to EBITDA are simply non-cash compensation, one-time cash severance and the one-time loss on the sale of our Detente business in Australia.

Executive compensation is a major topic in the Wall Street press. However, our Compensation Committee and Board have structured our variable incentive compensation with a careful eye on the Company’s profitability. Basically, if we fall short of the $15.8 million adjusted EBITDA, the difference will come out of the management bonus pool up to the full value of all bonuses for all managers including myself. As such, we would need to deplete the entire bonus pool before impacting the delivery of this profit goal. I hope you’ll agree that this is an aggressive and appropriate approach to keeping a focus on profitability.

As we come into 2009, we will continue to execute on our QCPR strategy. However, we will also begin expanding our capabilities in revenue cycle, health information management and Federal government. QuadraMed has a broad portfolio of products and services, and we intend to leverage this strength as we move into 2009.

In summary, we continue to execute against the strategy we defined in early 2006. That strategy has delivered profitability, sales success and top-line growth.

Now I’ll turn the call over to Dave, after which we’ll take your questions. Dave?

David L. Piazza - QUADRAMED CORP - CFO

Thanks, Keith. Good afternoon, everyone. I’ll be discussing information in our press release that hit the wire at 4:00 today, so please refer to that if you can during this call.

The Q3 2008 GAAP results included revenues of $38.6 million. Gross margins were 60%. Net income was $2.5 million. Our net income to common shareholders was $1.1 million, and our income per share was $0.12 basic and diluted.

We also reported cash flow from operations of $2.8 million for the three-month and $15 million for the nine-month period ended.

To reiterate what we have said several times before, you should note that during the 2008 interim period, we are now reporting non-cash deferred income tax expense, and we weren’t doing that in the interim period in 2007. In those periods, we reported all of the deferred income tax expense in the fourth quarter of 2007. Consequently, during the 2008, we are using our effective rate of 39%, and in the interim periods in 2007, we only had some nominal amounts of income tax expense. So you need to consider that when you are looking at net income and EPS, particularly year-over-year. For the three months ended September 30, ‘08, our non-cash deferred income tax expense was about $1.5 million, and for about the nine months ended, it was about $2.7 million.

Now, with respect to revenue, the $38.6 million Q3 revenue represents a slight increase over our $38 million that we reported in Q2, and it’s 9% greater than our $35.3 million in Q1, which is typically our seasonably low quarter. However, I’d like to point out to you that included in our Q3 amount was approximately $900,000 of revenue related to some older contracts that we analyzed and solved and closed out that had out of balance sub-ledger amounts that were held up in deferred for quite some time. And we also recognized $600,000 of annual maintenance revenue for a QCPR customer that’s built in arrears. You may recall that we also reported in August with respect to our Q2 revenue that we had about a million of deferred clean-up revenues in that $38 million.

So if you remove the impacts of all these items and compare the two quarters on a normalized basis, you will see that we have revenues that were relatively flat Q2 to Q3 at approximately $37 million each. And compared to Q3 of 2007, our reported revenues increased about 17% relative to last year’s quarter. And this increase was due almost entirely to the addition of QCPR’s product portfolio.

On a nine-month basis, our reported 2008 revenues were $111.9 million compared to $96.5 million for the first nine months of 2007, and this 16% increase is again attributable almost entirely to revenues of QCPR.

Looking at our gross margins, we reported overall gross margin of 60% this quarter compared to 59% in Q2, 56% in Q1 and to 57% in Q3 of 2007. Again, if we remove the effects of the $1.5 million in Q3 and $1 million in Q2 deferred revenue items that I just mentioned, the normalized gross margin of the current quarter would have been 58%. In Q2 it would have been 58%, and for the nine-months ended, it would be in the 57% range. And this is where we were last year at this time and about where we expected to be right now as well.

Just to reiterate about our cost of revenue, for those of you that don’t know, with the exception of hardware costs and royalty payments that we make to our government services vendors and certain other third-party costs, most of our costs of revenue are relatively fixed, and therefore they don’t vary much directly with revenue. The largest component of these costs is our cost of services, which is substantially comprised of internal resources that provide ongoing customer support as well as onsite installation services and training.

And this $11 million-plus basket of dollars has increased approximately $1.8 million when compared to Q3 of 2007, and substantially all of that increase is attributable, again, to the CPR acquisition. When compared to the last three quarters, all of which are post-CPR acquisition, this $11 million cost of services is relatively flat quarter-to-quarter, and it’s reported in those prior quarters as the primary driver for overall gross margins to below our historical 60% range.

With respect to other operating expenses, our G&A, software development, sales and marketing are all slightly higher than Q3 in 2007, about $1.2 million in total for that group and about $1 million greater than the Q2 of 2008. Now, the Q3-over-Q3 increase is attributable, again, in large part to the additional costs of the CPR asset, and the increase from Q2 of 2008 is due primarily to higher commissions, which are a function of sales bookings and some higher marketing expenses in the third quarter.

Looking forward, we expect total operating expenses to continue to average in the high $19 million range for the next couple of quarters.

We also reported EBITDA today of $5.1 million in the current quarter, compared to $4 million last quarter and compared to $1.8 million in Q3 of 2007. Approximately $1.5 million of EBITDA this quarter and $1 million last quarter, again, were a direct result of the revenue items I spoke about a few minutes ago.

On an adjusted EBITDA — adjusted non-GAAP EBITDA basis — and we define that adjusted for our FAS 123R expense and for the severance costs and loss on the sale of our lab and radiology assets that we reported last quarter. So you should look at Exhibits 4 and 5 of our press release to see the exact calculation and detail on this. We have $5.9 million in adjusted non-GAAP EBITDA in Q3, $6.1 million in Q2 and $2.6 million in Q3 of last year. The differences quarter-over-quarter are primarily attributable to the levels of revenue and the gross margins that they drove in those respective quarters.

Now, if we normalize GAAP for the $1.5 million of revenue in Q3 and $1 million in Q2, discussed previously, again, the adjusted non-GAAP EBITDA on a normalized basis would be $4.4 million, or 12% of revenue during the current quarter and it would be $12.8 million or 12% of revenue for the nine months ended.

Cash and investments increased by less than a million during the quarter to $23.8 million. Our cash flow from operations was $2.8 million in Q3 of 2008, compared to $4.1 million in Q2, compared to $4 million in Q3 of last year.

Our DSOs in September are at 49, and that should be our low for the year, and we still expect to be around the 60-day level at year-end.

And Melody, we will now take questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). We’ll take the first question from Arnie Ursaner with CJS Securities.

Torin Eastburn - CJS Securities

Hi, good evening. It’s actually Torin in for Arnie. I’d like to start with just a few numbers questions first. Do you have any of these clean-up revenues that you expect to recognize in Q4?

David L. Piazza - QuadraMed - CFO

No, we don’t.

Torin Eastburn - CJS Securities

Okay. And so there are no one-times in the guidance for the full year.

David L. Piazza - QuadraMed - CFO

No, there’s none other that we should note at this time.

Torin Eastburn - CJS Securities

Okay. And on a more general level, given that what you saw requires a pretty large capital decision from your customers, what are you seeing in general?

Keith Hagen - QuadraMed - President and CEO

Yes, we have had at least one deal that has not come through, and the stated reason from the client was related to their access to capital and what the financial issues that they’ve had. We do know that there are customers that we have that have capital projects on hold. So there is some level of disruption in the marketplace, but so far it hasn’t had a significant impact on us so far, and I think that the overall impact is just going to depend on how long the credit crunch continues to go forward in the general economy.

Torin Eastburn - CJS Securities

Are you seeing any customers with balance sheet problems such that you might have to take a bad debt expense or anything like that?

David L. Piazza - QuadraMed - CFO

No, not at this time.

Torin Eastburn - CJS Securities

Okay. And also, assuming, let’s a recessionary environment in 2009, given that a lot of your revenues are contracted, how would that maybe shield you from any sort of downturn?

Keith Hagen - QuadraMed - President and CEO

Well, as you know, we run about two-thirds of our revenue are recurring related to the maintenance contracts on perpetual license and term license contracts. So that gives us some level of protection. The other opportunity or advantage that we have is that there’s a large amount of our 2009 revenue that will be delivered out of our backlog. So of the things that we sell this year, and particularly the things that we sell in the fourth quarter, we’ll build up that backlog, and we’re able to drive a significant percentage of our revenue out of the combination of the backlog at the end of 2008 as well as the recurring revenues that we have from our maintenance and term license.

Torin Eastburn - CJS Securities

Right. And would you consider further buy backs? Are you considering significant buybacks?

Keith Hagen - QuadraMed - President and CEO

We have not announced any buybacks at this point. It’s something that the Board considers on a regular basis. We think that $7.1 million over the last 12 months is a pretty aggressive amount for us to buy at this point.

Torin Eastburn - CJS Securities

Okay. And lastly, you mentioned in the remarks that there were actions from two large clients that will affect you for revenues. Can you give any more detail on that?

Keith Hagen - QuadraMed - President and CEO

Yes. One is just a large client that had historically purchased more supplemental services from us than they did this year. And the other was a large client where implementation has been delayed.

Torin Eastburn - CJS Securities

Okay. That’s all I have. Thank you very much.

Keith Hagen - QuadraMed - President and CEO

Thanks.

Operator

Our next question comes from John Rolfe with Argand Capital.

John Rolfe - Argand Capital - Analyst

Hey, guys. A couple questions for you. First, what do you expect your NOL balances to be at year-end for both the federal and state levels?

David L. Piazza - QuadraMed - CFO

The NOL balances in total were about $150 million as of last year, and we bought some during the period of 2007. But we’ve released — as you recall, we’ve released the valuation allowance against all those, and —

John Rolfe - Argand Capital - Analyst

Yes, no — I’m sorry.

David L. Piazza - QuadraMed - CFO

So we’re no longer carrying those off balance sheet.

John Rolfe - Argand Capital - Analyst

No, I understand that. I was just trying to figure out how much you would have burned through or you think you’ll burn through in ‘08 so I can kind of look at what I expect on a cash earnings basis going forward.

David L. Piazza - QuadraMed - CFO

Right.

John Rolfe - Argand Capital - Analyst

Okay.

David L. Piazza - QuadraMed - CFO

Does that answer your question?

John Rolfe - Argand Capital - Analyst

Well, okay. But the $150 million that you mentioned was as of end of last fiscal year. Is that correct?

David L. Piazza - QuadraMed - CFO

Yes, it was a combined state and federal — going into last year, before we recognized the deferred tax asset.

John Rolfe - Argand Capital - Analyst

Okay. So if I just kind of look at your pretax income for this year, that will give me a rough estimate of where we’re going to be coming out of the year.

David L. Piazza - QuadraMed - CFO

Right. And then if you look on the balance sheet, you get what the current and a deferred portion — I’m sorry, a current and a long-term portion of the deferred asset, which totals around $50 —

John Rolfe - Argand Capital - Analyst

Hello?

(audio interrupted)

Operator

And Mr. Hagen has rejoined us.

Keith Hagen - QuadraMed - President and CEO

Yes, we are back. I apologize for that. We got cut off, and we promise it wasn’t because of the question. So if — so Melody, why don’t you go ahead and take the next question?

Operator

(OPERATOR INSTRUCTIONS). We’ll take our first question from John Rolfe with Argand Capital.

John Rolfe - Argand Capital - Analyst

Hey guys. Keith, can you tell me, the $1.5 million of clean-up revenues, where is that showing up in terms of categorization on the income statement in the revenue line?

David L. Piazza - QuadraMed - CFO

It’s mostly in the license and install, installation area.

John Rolfe - Argand Capital - Analyst

License and installation, okay. Okay —

David L. Piazza - QuadraMed - CFO

And then there’s some also in the maintenance area. About $0.5 million of it is in maintenance.

John Rolfe - Argand Capital - Analyst

Okay. All right. And lastly, I know you guys aren’t providing ‘09 guidance yet, but I know ‘07 was kind of a year when you focused on the expense side. ‘08 was a year when you said you were planning on really doing some investment to grow the top line. Can you give me any feel for as we move into ‘09, how you’re going to be balancing those two goals, margin versus top line, just in very broad terms?

Keith Hagen - QuadraMed - President and CEO

Yes, I think your characterization is correct. We have been trying to invest in the business so that we can grow the top line. As you know, we were relatively flat from a revenue point of view for quite some time. We’ve been able to drive some at least modest revenue growth over the last three years. As we come into 2009, really the issue are the unknowns that the broader economy is going to drive for us, back to Toren’s question. So that’s why we were not able to give good guidance at this time for 2009, because we really have to see how the 2008 Q4 sales bookings come in. We feel good about those sales bookings, but we still have some big contracts that we need to get done, or I’d say modest-sized contracts that we need to get done in Q4, and that’s going to drive what 2009 looks like.

So at this point, with all the dynamics in the general economy, we’re just not ready to give any view on 2009, but we expect to do that as we get better visibility into that year.

John Rolfe - Argand Capital - Analyst

But if the macroeconomic uncertainty wasn’t there, as it obviously is, would ‘09 be a year in which you would expect to start seeing some operating leverage, given the investments that you’ve made?

Keith Hagen - QuadraMed - President and CEO

Well, one of the things that we’re looking at is — I would say generally I would not necessarily set that expectation that we’re going to see significant better leverage in 2009. And then we are going through our budget process right now. We present that budget to the Board in December. And part of that is, as every year, we look at that very question, and we look at the revenue. We look at the profit. We look at where we can invest, where we invest to get returns longer term, where we don’t invest so that we can get higher profits short term. And that process is underway right now, and those discussions are underway for us to make those conscious decisions on how we want to roll out for 2009. So it’s just too early to really set out an expectation on that right now.

John Rolfe - Argand Capital - Analyst

Okay, okay. Thanks very much.

Keith Hagen - QuadraMed - President and CEO

Yep.

David L. Piazza - QuadraMed - CFO

Thanks, John.

Operator

And we have a follow-up question from Arnie Ursaner’s line.

Torin Eastburn – CJS Securities

Hi, it’s Torin again. I have a quick follow-up on the buyback question. Your cash greatly exceeds the capital expenditure needs of your business. What are your thoughts other than buybacks about what uses for that cash might be?

Keith Hagen - QuadraMed - President and CEO

Well, I wouldn’t say that we have an overabundance of cash. We ended the quarter at $23 million and some change, and as we talked about, that was before the $3.4 million buyback that we did. And so that’s certainly a comfortable amount of cash, but as you know, in today’s environment, if you run out of cash, you go out of business, so we’re very cautious about making sure that we have cash on hand, and right now we expect to utilize that cash to drive our business and help our business move forward. But it’s something that we evaluate all the time as we go forward, just as we have done over the last year.

Torin Eastburn – CJS Securities

Would you expect any increase in capital expenditures going forward?

Keith Hagen - QuadraMed - President and CEO

No, no.

David L. Piazza - QuadraMed - CFO

Yes, we don’t have much in terms of categorized capital expenditure. As you know, typically just related to software and hardware for business use internally. So other than that, the other opportunities for the cash would be investing in the business in terms of, as Keith described, our software development or if there is something other than that that we could use the cash for, we might do that if that presented itself. But —

Torin Eastburn - CJS Securities

Okay. Thanks, guys.

David L. Piazza - QuadraMed - CFO

Sure.

Operator

(OPERATOR INSTRUCTIONS). And we have no questions in the queue. I’ll turn it back over to Mr. Hagen for any additional or closing remarks.

Keith Hagen - QuadraMed - President and CEO

Great. Thanks, Melody. Thank you, everyone. We appreciate you taking your time to be on the call and for continuing to follow the Company. Have a great evening.

David L. Piazza - QuadraMed - CFO

Thank you.

Operator

And that does conclude our conference for today. Thank you for your participation and have a wonderful day.